Exhibit 99.1

Nightfood Holdings (OTCQB: NGTF) Signs $41M LOI to Acquire Victorville Hotel as Model Property for Robotics-Enabled Hospitality

Deal marks major step in NGTF’s expansion strategy, combining AI-powered automation with real estate value creation

TARRYTOWN, N.Y., April 8, 2025 — via IBN — Nightfood Holdings, Inc. (OTCQB: NGTF), an emerging leader in AI-powered automation and next-generation hospitality solutions, today announces its entry into a letter of intent (LOI) to acquire the assets of Victorville Treasure Holdings, LLC, owner and operator of a 155-room Holiday Inn(R) located at 15494 Palmdale Road in Victorville, California. The property is currently undergoing a major renovation, including the addition of a new state-of-the-art fitness center, to qualify for Courtyard by Marriott(R) rebranding.

This transaction marks another milestone in Nightfood’s aggressive acquisition strategy, further expanding its footprint in hospitality real estate and smart-service automation. The Victorville property utilizes Skytech’s robotic technologies to reduce operating costs and improve profitability. According to Research and Markets, the global service robotics industry is projected to reach over $170 billion by 2030—highlighting the growing value of automation across sectors Nightfood is targeting. Following the acquisition, Nightfood plans to continue developing the site as a model property and proof-of-concept for its integrated Robotics-as-a-Service (RaaS) platform and hospitality asset management approach—one of many more to come.

A Transformative Deal for NGTF

Under the terms of the LOI, Nightfood will acquire the Victorville hotel in a transaction valued at $41 million, based on completion of ongoing renovations and franchise conversion. After accounting for an outstanding $10 million mortgage, the net purchase price of $31 million will be paid in Series C Convertible Preferred Stock, issued as part of a 100% share exchange under Section 368(b) of the Internal Revenue Code.

The agreement also includes a performance-based earnout of $5 million, payable in additional Series C Preferred Shares, contingent upon the successful completion of two key milestones:

●	The launch of the new gym facility with at least 50 enrolled members.

●	A minimum of 30 days of operation under the Courtyard by Marriott(R) brand.

Powering Growth Through Team Strength

“As we advance the acquisitions of Skytech, CarryoutSupplies.com and now the Victorville hotel, I want to emphasize what we believe is our most important strategic asset: our team,” said Jamie Steigerwald, Chairman of Nightfood Holdings. “This group brings unmatched depth in food service, hospitality and real estate development.”

The leadership and operating team driving Nightfood’s expansion has:

●	Developed over 50 properties

●	Managed more than 130 hotels

●	Served over 6,000 quick-service restaurants

“This expertise is critical as we scale both our RaaS platform and our hospitality portfolio,” added Steigerwald. “NGTF operates at the unique intersection of automation and real estate value creation—but it’s not just about tools or assets. What truly sets us apart is our people: the experienced builders, operators, and visionaries who know how to execute at scale and adapt to market shifts in real time.”

Strategic Synergy and Long-Term Value

The Victorville hotel is projected to realize a 25–40% revenue increase following its upgrades and franchise conversion. Nightfood views the integration of high-performing real estate assets with cutting-edge automation technology as a foundational element of its long-term growth and value strategy.

The LOI includes a 30-day due diligence period and a 180-day exclusivity clause, with the closing contingent upon:

●	Delivery of two years of PCAOB-audited financials by the Seller.

●	Uplisting approval for Nightfood Holdings to a national exchange.

Continuing Strong Momentum in 2025

This LOI builds upon the momentum from NGTF’s recently announced acquisition of Skytech Automated Solutions and further supports the company’s $40 million M&A roadmap. Nightfood’s strategy is designed to accelerate revenue growth, unlock operating synergies, and drive long-term shareholder value.

The Company expects to announce additional transactions in the coming months as it continues executing its multipronged expansion plan throughout 2025.

About Nightfood Holdings, Inc. (OTCQB: NGTF)

Nightfood Holdings, Inc. is an acquisition and development company focused on next-generation hospitality solutions, specializing in AI-powered automation and robotics integration across hotel and food service environments. Through strategic M&A, Nightfood is building a portfolio that combines Robot-as-a-Service (RaaS) capabilities with high-performing real estate assets, uniquely positioned for operational excellence and long-term growth. Each acquisition expands NGTF’s revenue base while creating downstream cross-selling and automation deployment opportunities.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the anticipated completion of the transaction and future performance. These statements are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied. Please refer to the Company’s SEC filings for further risk disclosures.

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